                Oppenheimer Trinity Core Fund
           Supplement dated March 31, 2003 to the
  Statement of Additional Information dated September 24,
               2002, Revised October 15, 2002

The  Statement  of  Additional  Information  is  changed  as follows:

1.    The  Supplement   dated  January  2,  2003  is  hereby
   withdrawn.

2.    The section captioned "Board of Trustees and
    Oversight Committees" on page 10 is amended as follows:

    a.The second sentence of the second paragraph under
    that caption is revised to read:

          "The members of the Audit Committee are
          Kenneth A. Randall (Chairman) and Edward
          Reagan."

   b. The first sentence of the third paragraph under that
   caption is revised to read:

         "The members of the Study  Committee  are Robert G.
         Galli  (Chairman),   Elizabeth  Moynihan  and  Joel
         Motley."

4.    Effective December 31, 2002, Mr. Leon Levy resigned
   as a Trustee of the Fund and Mr. Clayton Yeutter was
   elected as Chairman of the Board, effective January 1,
   2003.  Effective March 31, 2003, Mr. Benjamin Lipstein
   retired as a Trustee.  Therefore, the Statement of
   Additional Information is revised by deleting the
   biographies for Messrs. Levy and Lipstein on page 12 and
   by adding the following to Mr. Yeutter's biography:
   "Chairman of the Board of Trustees."

5.    In the Trustee compensation table on page 17, the
   title of "Chairman" after Mr. Levy's name is deleted and
   the title of "Chairman" is added after Mr. Yeutter's
   name. In addition, the following footnote is added
   following the names of Messrs. Levy, Lipstein and
   Yeutter:

5.    Effective  January 1,  2003,  Clayton  Yeutter  became
               Chairman  of the Board of  Trustees
               of  the  Board  I  Funds  upon  the
               retirement     of    Leon     Levy.
               Effective   March  31,  2003,   Mr.
               Lipstein retired as a Trustee.

March 31, 2003
PX0211.007